Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
CFO RESIGNATION

Houston, Texas (Wednesday, March 28, 2018) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced that its Chief Financial Officer and Treasurer, Josh C. Anders, has notified the Company of his decision to resign, effective in mid-April 2018, to join an upstream exploration and production company. It is expected that Mr. Anders will remain in his current position until mid-April 2018.

Townes G. Pressler, the Company’s Executive Chairman, said, “I want to thank Josh for his many contributions to the Company over the past year and a half. We greatly appreciate his leadership, and we wish him well.”

In connection with Mr. Anders’ resignation, the Company has appointed Sharon Davis to serve as its Chief Financial Officer on an interim basis, effective upon the departure of Mr. Anders’ in mid-April 2018. Sharon C. Davis, the Company’s current Executive Vice President, Chief Operating Officer and Chief Accounting Officer will assume the duties of Chief Financial Officer and Treasurer on an interim basis.

Adams Resources & Energy, Inc. is engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk and ISO tank container storage and transportation. For more information, visit www.adamsresources.com.

Contact: Sharon C. Davis
EVP, Chief Accounting Officer, Chief Operating Officer,
Interim Chief Financial Officer
sharond@adamsresources.com
(713) 881-3674